CSW International, Inc.
                        Consolidated Statement of Income
                   For the Twelve Months Ended March 31, 1999
                                   (Unaudited)
                                    ($000's)


Operating Revenues
    Electric revenues                                               $ 1,540,255
    Other diversified                                                   179,769
                                                                    -----------
                                                                      1,720,024

Operating Expenses
    Cost of electric sales                                            1,033,050
    General and administrative                                          274,881
    Depreciation and amortization                                        98,053
    Other diversified                                                   108,464
                                                                    -----------
                                                                      1,514,448

Operating Income                                                        205,576

Other Income and (Deductions)
    Investment income                                                    20,572
    Interest income                                                      21,167
    Interest expense                                                   (130,906)
                                                                    -----------
                                                                        (89,167)

Income Before Income Taxes                                              116,409

Provision for Income Taxes                                                5,069

Net Income                                                          $   111,340
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